Exhibit 99.1

KENNEDY WILSON COMPLETES IRISH PRS JOINT VENTURE WITH AXA INVESTMENT MANAGERS - REAL ASSETS

June 27, 2018 – Global real estate investment company Kennedy Wilson (NYSE: KW) has completed the formation of its joint venture (“the Joint Venture”), targeting the Irish Private Rented Sector (“PRS”), with AXA Investment Managers - Real Assets (“AXA IM - Real Assets”), acting on behalf of its clients, as it seeks further development and investment opportunities across Ireland.

The Joint Venture currently totals 1,173 units across three of Kennedy Wilson’s premier Dublin PRS assets: Alliance, Clancy Quay and Sandford Lodge. Kennedy Wilson continues to hold its current 50% interest in the three assets, which are in prime city locations.

The Joint Venture will target PRS development and investment opportunities across Ireland, both in Dublin and other large urban centres. Kennedy Wilson will act as overall asset manager for the Joint Venture.

Mary Ricks, President and CEO of Kennedy Wilson Europe, said: “We have achieved a milestone in completing this major Joint Venture agreement with AXA IM - Real Assets, a global leader in real assets investment, who shares our very positive outlook for the PRS market in Ireland. Strong economic growth and favorable demographic trends underpin continuing demand for rental units, where we aim to play a significant role in bringing much-needed new supply to the rental market.

“Our immediate focus is on increasing the number of high quality rental units in the portfolio, through both acquisition and development activity and further cementing our reputation as the leading PRS operator in the market.”

-ENDS-

About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., UK, and Ireland.
For further information on Kennedy Wilson, please visit: www.kennedywilson.com.

For further information, please contact:

Investors: Daven Bhavsar, CFA Director of Investor Relations +1 (310) 887-3431 dbhavsar@kennedywilson.com	Media: Emily Heidt Director of Public Relations +1 (310) 887-3499 eheidt@kennedywilson.com

Irish PRS Joint Venture

Press: Ireland Q4 Public Relations Martin Mackin +353 1 475 1444 martin@q4pr.ie	UK FTI Consulting Dido Laurimore / Tom Gough +44 20 3727 1000 kennedywilson@fticonsulting.com

Special Note Regarding Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results or performance may differ materially and adversely from the results or performance expressed or implied by these forward-looking statements, including for reasons that are beyond our control. For example, we may not be able to maintain our current acquisition or disposition pace or identify future properties to acquire on terms we consider attractive, and our current property portfolio may not perform as expected. Accordingly, you should not unduly rely on these statements, which speak only as of the date of this press release. We assume no duty to update the forward-looking statements, except as may be required by law.

KW-IR
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